UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2021

MADRIGAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Tower Bridge 200 Barr Harbor Drive, Suite 200 West Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

(267) 824-2827

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	MDGL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c). The Board of Directors (the “Board”) of Madrigal Pharmaceuticals, Inc. (the “Company”) appointed Alex Howarth as Chief Financial Officer, effective May 17, 2021. In connection with the appointment of Mr. Howarth, Marc Schneebaum has stepped down from his roles as Senior Vice President and Chief Financial Officer of the Company but will remain as an employee of the Company through June 30, 2021 to assist in transition efforts for the benefit of the Company and Mr. Howarth. Mr. Howarth brings more than 25 years of broad experience in biopharmaceutical companies ranging in size from public and private pre-revenue companies to multinational pharmaceutical organizations. He has specific expertise in financial, operational, and corporate transactional matters.

Prior to joining the Company, Mr. Howarth, 52, was Chief Operating Officer at Akcea Therapeutics, a publicly traded global biopharmaceutical company, leading up to its acquisition by Ionis Pharmaceuticals. Prior to joining Akcea, Alex was President and Chief Financial Officer at Lycera Corporation (from 2015 - 2019); Chief Financial Officer and Chief Business Officer at moksha8, a TPG portfolio company focused on emerging growth markets (from 2007 – 2015); and Chief Business Officer at Vitae Pharmaceuticals (2005 – 2007). Alex spent ten years at GlaxoSmithKline (GSK) from 1995 to 2005, where he held positions of increasing responsibility (Manager, R&D Finance, Senior Director Worldwide Business Development, and Head, Venture Partnerships). Before joining GSK, Alex began his professional career at KPMG in London (1991 – 1995), where he attained professional qualification as a Fellow Chartered Accountant.

In connection with his employment with the Company as Chief Financial Officer, Mr. Howarth will receive an initial annual base salary of $450,000 and a signing bonus of $75,000, which is subject to 50% recapture upon certain early departures from the Company. Mr. Howarth will also be eligible for an annual cash bonus with a target of 40% of his annual base salary based upon achievement of performance goals established by the Company. Achievement of the goals will be determined in the sole discretion of the Board and Compensation Committee of the Board (the “Compensation Committee”).

On May 17, 2021, Mr. Howarth was granted a stock option for 65,000 shares of stock with a per share exercise price established at the closing price for Company common stock as of that date in accordance with our 2015 Stock Plan. The option will vest over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting ratably in 6.25% increments at the end of each three-month period thereafter over the remaining three years.

Mr. Howarth is an “at-will” employee of Madrigal who is party to a severance and change of control agreement with the Company. Under this agreement, he is entitled to certain severance benefits if the Company terminates his employment without “Cause” (as defined) or if Mr. Howarth voluntarily resigns for “Good Reason” (as defined), which we refer to herein collectively as a “Qualifying Separation.” Upon a Qualifying Separation, the specified benefit terms vary depending upon whether the Qualifying Separation occurs following a change of control of the Company or does not occur following a change of control of the Company, but in general includes obligations of the Company concerning: 12 months of Mr. Howarth’s then-current base salary; the amounts of full-year earned bonus accrued; specified target bonus opportunities in connection with a change of control of the Company; equity vesting rights; and reimbursement or continuation of medical benefits for 12 months following a Qualifying Separation. The foregoing obligations are subject to certain conditions, including the execution of a timely, full and general release of all claims against the Company and its affiliate and associates. Mr. Howarth also has entered into a customary indemnification agreement with us with respect to his service as an officer of the Company and will be eligible for participation in health, welfare and benefit plans available to the Company’s employees of similar rank and tenure.

Mr. Schneebaum’s departure from the Company was not the product of any disagreement between Mr. Schneebaum and the Company concerning any accounting principle or business policy.

Item 7.01.	Regulation FD Disclosure.

On May 18, 2021, the Company issued a press release announcing the appointment of Mr. Howarth as Chief Financial Officer. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release Dated May 18, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL file)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADRIGAL PHARMACEUTICALS, INC.

By:	/s/ Brian J. Lynch
Name:	Brian J. Lynch
Title:	Senior Vice President and General Counsel

Date: May 18, 2021

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